As filed with the Securities and Exchange Commission on June 13, 2014

Registration No. 333-142835

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT #2

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCH CAPITAL GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Waterloo House, Ground Floor

100 Pitts Bay Road

Pembroke HM 08 Bermuda

(441) 278-9250

(Address of Principal Executive Offices)

ARCH CAPITAL GROUP LTD. 2007 EMPLOYEE SHARE PURCHASE PLAN,

ARCH CAPITAL GROUP LTD. 2007 UK EMPLOYEE SHARE PURCHASE PLAN,

ARCH EUROPE EMPLOYEES SAVE AS YOU EARN SCHEME and

ARCH EMPLOYEES SAVE AS YOU EARN SCHEME

(Full Title of the Plans)

National Registered Agents, Inc.

440 9th Avenue, 5th Floor

New York, New York 10001

(Name and address of agent for service)

(800) 767-1553

(Telephone number, including area code, of agent for service)

Copy to:

John Schuster, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

(212) 701-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Arch Capital Group Ltd., a Bermuda public limited liability company (“Arch” or the “Registrant”), registered, pursuant to a Registration Statement on Form S-8 filed on May 11, 2007 (No. 333-142835) (the “Registration Statement”), the offer and sale of up to 750,000 shares of Arch’s Common Stock issuable under Arch’s 2007 Employee Share Purchase Plan (the “ESPP”).  Pursuant to the terms of the ESPP, Arch is permitted to adopt separate employee share purchase plans in order to accommodate unique requirements under foreign law.  In order to accommodate such foreign law requirements, pursuant to the ESPP, Arch adopted the Arch Capital Group Ltd. 2007 UK Employee Share Purchase Plan and the Arch Europe Employees Save as You Earn Scheme (the “Original Foreign ESPP’s”).  As a result of the adoption of the Original Foreign ESPP’s, the shares of Common Stock registered in the Registration Statement to be offered and sold pursuant to the ESPP were then offered and sold pursuant to the ESPP and the Original Foreign ESPP’s pursuant to Post-Effective Amendment #1 to the Registration Statement filed on June 13, 2007.  Arch has now adopted the Arch Employees Save as You Earn Scheme (the “New Foreign ESPP”) pursuant to the ESPP.  As a result of the adoption of the New Foreign ESPP, the shares of Common Stock registered in the Registration Statement to be offered and sold pursuant to the ESPP and the Original Foreign ESPP’s are now to be offered and sold pursuant to the ESPP, the Original Foreign ESPP’s and the New Foreign ESPP.  The number of shares of Common Stock available for issuance under the ESPP, the Original Foreign ESPP’s and the New Foreign ESPP is not being increased from the amount originally registered in the Registration Statement; rather the registered but unissued shares of Common Stock may now be offered and sold jointly under the ESPP, the Original Foreign ESPP’s and the New Foreign ESPP.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8. Exhibits.

See Exhibit Index immediately preceding the Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on June 13, 2014.

ARCH CAPITAL GROUP LTD.

By:	/S/ Constantine Iordanou
Constantine Iordanou
Chairman of the Board of Directors, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Constantine Iordanou	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	June 13, 2014
Constantine Iordanou

/S/ Mark D. Lyons	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	June 13, 2014
Mark D. Lyons

*	Director	June 13, 2014
John L. Bunce, Jr.

*	Director	June 13, 2014
Eric W. Doppstadt

*	Director	June 13, 2014
Kewsong Lee

*	Director	June 13, 2014
Yiorgos Lillikas

*	Director	June 13, 2014
James J. Meenaghan

	Director	June 13, 2014
Deanna M. Mulligan

*	Director	June 13, 2014
John M. Pasquesi

*	Director	June 13, 2014
Brian S. Posner

*	Director	June 13, 2014
John D. Vollaro

*              By Constantine Iordanou, as attorney-in-fact and agent, pursuant to a power of attorney, a copy of which has been filed with the Securities and Exchange Commission as Exhibit 24 to this report.

/S/ Constantine Iordanou
Name: Constantine Iordanou
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
24	Power of Attorney